Exhibit 10.1

CONFIDENTIAL

PATENT LICENSING REPRESENTATIVE AGREEMENT

THIS AGREEMENT (“Agreement”) is made the 8th day of May, 2015 (“Effective Date”)

BETWEEN

(1)	VIRNETX INC., a corporation existing and organized under the laws of Delaware, United States of America, having its principal place of business at 308 Dorla Court, Zephyr Cove, Nevada (“VIRNETX”), and

(2)	IPVALUE MANAGEMENT, INC., a corporation existing and organized under the laws of the State of Delaware, United States of America, having offices at 3945 Freedom Circle, Suite 900, Santa Clara, CA 95054 (“IPVALUE”).

WHEREAS

VIRNETX wishes to realize economic benefit from licensing certain VIRNETX patents to third parties on agreeable terms and conditions and in accordance with its undertakings to relevant standards setting organizations;

VIRNETX is willing to work with IPVALUE to realize value from licensing of those patents; and

IPVALUE has extensive expertise in licensing patents and is interested in commercializing certain VIRNETX patents, and is willing to undertake diligent efforts to realize value for VIRNETX from those patents and to earn certain commissions for IPVALUE as set forth herein.

NOW IT IS AGREED as follows:

1.	INTERPRETATION

1.1	The Agreement (including the recitals and the Schedules) shall, unless the context otherwise requires, be interpreted in accordance with the definitions set out in this Article 1, and the words and expressions set out herein shall have the meaning assigned to them.

1.2	“VIRNETX Patents” means the patents and patent applications owned by VIRNETX as of the Effective Date. VIRNETX may exclude patents and patent applications from the definition of “VIRNETX Patents” after the Effective Date if at any time they are no longer owned by VIRNETX or an Affiliate of VIRNETX or any consent of or payment to a third party would be required in order to license them as contemplated under this Agreement (“Conditional VIRNETX Patents”); provided, however, that VIRNETX shall not exercise this exclusion right in bad faith for the primary purpose of avoiding payment of Commissions to IPVALUE under this Agreement.

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1.3	“VIRNETX LTE Patents” means those VIRNETX Patents that are or become, and remain, Essential (as defined in Section 15 (Definitions) of the ETSI Rules of Procedure dated 20 March 2013) with respect to the standards in the 3GPP LTE, SAE project for which VIRNETX has submitted an IPR Licensing Declaration form to ETSI (the “Standards”); provided that such VIRNETX Patents shall only be considered VIRNETX LTE Patents during such time as such VIRNETX Patents remain Essential with respect to the Standards.

1.4	“Affiliate” means, in relation to a company, any other company over which that company has control, where “control” means the ability of a person to ensure that the activities and business of that other company are conducted in accordance with the wishes of that person, and a person shall be deemed to have control of a company only if that person has beneficial ownership of the majority of the issued share capital and has voting rights in that company. A company will only be considered an Affiliate so long as such control exists.

1.5	“Approved Counterparty(ies)” means any prospective or actual licensee under or of the VIRNETX Patents that is approved in writing by VIRNETX for IPVALUE to pursue as a prospective licensee.

1.6	“Business Day” means a day (other than Saturday or Sunday) on which banks are open for business in New York.

1.7	“Commercialization Activities” means any activities approved by VIRNETX that are necessary or desirable to generate revenue from the VIRNETX Patents anywhere in the world by means of VIRNETX granting a License to an Approved Counterparty.

1.8	“Commission” means any amounts payable by VIRNETX to IPVALUE under Schedule 1 attached to this Agreement.

1.9	“Excluded Field of Use” means any field of use other than the creation of encrypted channels between two or more of the licensee’s own products. Without limiting the generality of the following, “Excluded Field of Use” shall include any field of use relating to the creation of (i) a centralized security clearinghouse of secure domain names; (ii) a system or a service that validates the request for access using a secure domain name and facilitates creation of encrypted communication channels between two devices when, either, one (heterogeneous environment) or none of the devices involved and/or its operating system is manufactured by the licensee; or (iii) a system or a service that acts as a broker for automatic creation of encrypted communication channels, upon secure domain name lookup, between two devices not manufactured by the licensee.

1.10	“IPVALUE Competitor” means a person or entity (excluding law firms) who provides patent licensing advice and negotiating services to owners of patent portfolios on a commission basis.

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1.11	“IPVALUE Excluded Party(ies)” and “VIRNETX Excluded Party(ies)” shall have the meaning ascribed to such terms in Section 2.11 and 6.2, respectively.

1.12	“License” means a non-exclusive license or grant of equivalent rights (e.g., a covenant not to sue) under the VIRNETX Patents to an Approved Counterparty or to any wholly owned subsidiary of an Approved Counterparty.

1.13	“Litigation Expenses” has the meaning set forth in Schedule 1.

1.14	“Minimum Success Event” shall mean that VIRNETX enters into a Transaction on or before March 31, 2016.

1.15	“Performance Criteria” has the meaning set forth in Schedule 3.

1.16	“Revenue” has the meaning set forth in Schedule 1.

1.17	“Stop Notice” means a notice provided by VIRNETX for IPVALUE to stop activities, in accordance with the provisions set forth in Article 6 of this Agreement.

1.18	“Stop Notice Fee” means a fee to be paid to IPVALUE if VIRNETX issues a Stop Notice, calculated in accordance with Schedule 2 of this Agreement.

1.19	“Third Party Expenses” has the meaning set forth in Schedule 1.

1.20	“Transaction” has the meaning set forth in Schedule 1.

2.	APPOINTMENT AND ACTIVITIES

2.1	Subject to the terms and conditions of this Agreement, including without limitation Section 2.2, VIRNETX hereby appoints IPVALUE to be VIRNETX’s representative to negotiate or assist VIRNETX in negotiating Licenses (which may include non-exclusive licenses, covenants not to sue, covenants not assert, and the like) with Approved Counterparties. VIRNETX hereby authorizes IPVALUE, during the term of this Agreement, in its reasonable discretion, to conduct Commercialization Activities in support of the foregoing appointment, provided that such activities are approved by VIRNETX in advance. Such authorization may include, without limitation, the authority of IPVALUE to sign and send notice letters to an Approved Counterparty regarding the VIRNETX Patents, provided that such notice letters are approved in advance by VIRNETX.

2.2	Subject to the terms and conditions of this Agreement, unless instructed otherwise by VIRNETX, IPVALUE shall conduct Commercialization Activities only with an Approved Counterparty. For so long as a third party remains an Approved Counterparty, VIRNETX shall cooperate with IPVALUE to negotiate Licenses with the Approved Counterparties hereunder on VIRNETX’s behalf. This Section 2.2 will not be construed as restricting VIRNETX from engaging attorneys or advisors to assist VIRNETX in conducting any licensing or enforcement activities with respect to the VIRNETX Patents; however, except in the event that IPVALUE fails to achieve the Minimum Success Event, before VIRNETX appoints an IPVALUE Competitor as its representative to negotiate licenses for the VIRNETX Patents with a third party other than an Approved Counterparty, VIRNETX will discuss the opportunity with IPVALUE in good faith. The Parties contemplate that there may be instances where a Court or standards setting organization may require that VIRNETX negotiate directly with an Approved Counterparty (either with or without IPVALUE) (hereinafter “VIRNETX Mandated Negotiations”), and agree that such activity shall not be deemed to be an interference with IPVALUE’s Commercialization Activities. If VIRNETX provides notice to IPVALUE of a VIRNETX Mandated Negotiation and requests that IPVALUE cease any or all Commercialization Activities with respect to such Approved Counterparty, (i) IPVALUE shall immediately comply with such request, and (ii) VIRNETX agrees to provide IPVALUE with status updates regarding such negotiations, but only to the extent VIRNETX can do so without violating its commitments (e.g., confidentiality obligations) to a Court, standards setting organization or any third party in connection with the VIRNETX Mandated Negotiations.

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2.3	IPVALUE hereby accepts the appointments under Section 2.1. In carrying out such activities, IPVALUE shall at all times ensure that such activities are performed by appropriately experienced, qualified and skilled personnel. IPVALUE shall use commercially reasonable efforts in pursuit of Transactions, provided that IPVALUE shall be entitled to exercise its professional judgment, skill and sole discretion in matters of selecting strategy for engaging and conducting negotiations with Approved Counterparties.

2.4	IPVALUE shall make reasonable efforts to refrain from and will not knowingly engage in (i) any conduct that would violate VIRNETX’s undertakings to ETSI or any other applicable standards setting organization, or (ii) activities or making statements that would give rise to antitrust liability (including anti-monopoly, price fixing, abuse of dominant position and refusal to deal) or successful claims of unfair competition, legal or equitable estoppel, implied license, patent misuse, or waiver; provided that no act by IPVALUE that has been approved by VIRNETX may constitute a breach of this Section.

2.5	IPVALUE shall not approach a third party to license the VIRNETX Patents until such third party becomes an Approved Counterparty. Subject to the foregoing, IPVALUE may approach third parties as appropriate to generate interest in licensing the VIRNETX Patents, and may share with such third parties materials IPVALUE generates to demonstrate the value of the VIRNETX Patents. Such materials must be pre-approved by VIRNETX in writing prior to being provided to any third parties. Notice letters to an Approved Counterparty to formally notify the Approved Counterparty of the VIRNETX Patents will not be sent to the Approved Counterparty unless approved by VIRNETX in advance.

2.6	Except for VIRNETX Mandated Negotiations, IPVALUE will conduct or assist in all negotiations with any Approved Counterparty regarding a potential Transaction as approved by VIRNETX. VIRNETX may at any time attend the negotiations. Upon VIRNETX’s request, IPVALUE shall submit materials to be used to support negotiations to VIRNETX for VIRNETX’s approval and/or comments thereto.

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2.7	IPVALUE will keep VIRNETX fully apprised of its Commercialization Activities and communications with the Approved Counterparties in support of this Agreement, and shall promptly provide VIRNETX with information in connection therewith as may be requested by VIRNETX from time to time. IPVALUE shall provide a report to VIRNETX within thirty (30) days after every calendar quarter including the identity of Approved Counterparties contacted and the status of discussions initiated by IPVALUE through the end of each calendar quarter.

2.8	VIRNETX acknowledges and understands that IPVALUE and its employees are not acting as legal counsel for, or providing legal services to, VIRNETX under the Agreement. However, the parties acknowledge that they have common interest in certain legal issues relating to enforcement of VIRNETX patents and, from time to time during the term of this Agreement, may exchange legally privileged information with one another relating to such common legal interests. The parties acknowledge and agree that the parties shall not have any obligation to disclose any attorney-client privileged information or attorney work product information, or information that may be subject to a similar legal privilege. The parties further acknowledge and agree that, to the extent legally permissible, any such disclosures of privileged information by either party are made with the expectation that such disclosures do not waive any applicable attorney client or attorney work product privilege. Any such privileged information that the parties elect to disclose will be subject to the Common Interest Agreement, dated December 18, 2006, by and between the parties in addition to the confidentiality obligations set forth in this Agreement.

2.9	VIRNETX shall determine in its sole, good faith discretion the terms and conditions for potential Transactions being pursued by IPVALUE and whether to enter into any such Transaction. VIRNETX shall retain its own counsel, at VIRNETX’s sole expense, to obtain any legal advice regarding the proposed Transaction. IPVALUE understands that VIRNETX may require a License to include an Excluded Field of Use, and, if required by VIRNETX, shall make such exclusion known to potential licensees during license negotiations. If IPVALUE brings to VIRNETX an offer that meets or exceeds all business and financial terms previously communicated to IPVALUE in writing as acceptable to VIRNETX and does not include any other terms objectionable to VIRNETX, and VIRNETX rejects the offer and instructs IPVALUE to cease negotiations, IPVALUE may request (and VIRNETX will not unreasonably withhold its consent) to treat such rejection as a Stage 5 Stop Notice, in which case the applicable Stop Notice Fee shall be payable to IPVALUE.

2.10	VIRNETX shall review any negotiated Transaction document (e.g., a draft agreement for signature) and may discuss with IPVALUE any changes or amendment required to be made to the Transaction document before VIRNETX will execute the document; provided, however, that in no event shall VIRNETX be obligated to disclose to IPVALUE any confidential or legally privileged information in connection therewith.

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2.11	IPVALUE may remove a specific third party from the then-current list of Approved Counterparties by thirty (30) days’ advance written notice to VIRNETX, and each such third party shall be an IPVALUE Excluded Party (“IPVALUE Excluded Party”) until such time as that third party is again added as an Approved Counterparty in accordance with Section 5 of this Agreement. VIRNETX or its Affiliates may license or assert the VIRNETX patents to or against any IPVALUE Excluded Parties, and the consideration received by VIRNETX in connection therewith (including payment for release of past infringement by such companies) shall not be Revenue under this Agreement.

2.12	If IPVALUE fails to meet the Performance Criteria set forth in Schedule 3 for any Approved Counterparty, the parties will discuss in good faith whether to remove the Approved Counterparty from the list of Approved Couterparties, and, if so, the timing of the removal of the Approved Counterparty.

3.	REVENUE, COMMISSION AND COSTS

3.1	VIRNETX shall pay IPVALUE any and all Commissions as set forth in Schedule 1. The parties acknowledge that the Commissions are at a discount to IPVALUE’s standard rates in recognition of the efforts that VIRNETX has already undertaken to monetize and realize value from the VIRNETX Patents.

3.2	Except as expressly set forth otherwise in this Agreement (including Schedule 1), each party shall bear its own costs with respect to its duties and obligations pursuant to this Agreement, including without limitation any Third Party Expenses incurred by such party.

3.3	VIRNETX shall pay any Stop Notice Fee due hereunder and shall do so within thirty (30) days of receiving a proper invoice from IPVALUE for such Stop Notice Fee, by wire transfer to an account designated by IPVALUE.

3.4	No amounts owed by a paying party may be offset or otherwise reduced by the paying party as a result of other amounts owed by the receiving party to the paying party without the consent of the receiving party, which shall not be withheld for any undisputed amounts.

3.5	Each party acknowledges and agrees that the other party may assign its respective right to receive and/or collect Revenue (or a portion of such Revenue) with respect to any specific Transaction to a third party. In the event IPVALUE makes any such assignment, it shall provide prompt written notice to VIRNETX and shall identify the party to whom such rights are assigned and to whom any amounts payable hereunder should be paid. In the event VIRNETX makes any such assignment, it shall provide prompt written notice to IPVALUE and shall identify the party to whom such rights are assigned and from whom any amounts payable hereunder will be received.

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4.	OTHER VIRNETX OBLIGATIONS

4.1	VIRNETX shall reasonably respond to informational requests regarding technical, business and legal issues and will keep IPVALUE reasonably informed of its patent declarations and licensing commitments that VIRNETX has to ETSI or any other applicable standards setting organization, provided that in no event shall VIRNETX be obligated to disclose to IPVALUE any information in connection therewith that is legally privileged or subject to a confidentiality obligation to a third party. Subject to the foregoing, upon reasonable request of IPVALUE and to the extent VIRNETX has the right to do so: i) VIRNETX shall provide information to IPVALUE regarding pre-existing licenses or encumbrances expressly granted by VIRNETX under the VIRNETX Patents that may affect IPVALUE’s activities hereunder; and ii) VIRNETX shall reasonably inform IPVALUE of any contacts or communications between VIRNETX and Approved Counterparties that involves the VIRNETX Patents or in which Licenses to the VIRNETX Patents are discussed.

4.2	If VIRNETX, in good faith and not to avoid payment of Commissions to IPVALUE, enters into a license of the VIRNETX Patents with a customer and/or supplier of an Approved Counterparty after the Effective Date that (i) is of a scope that covers all or substantially all of the products and services relevant to the Approved Counterparty such that no license is needed by the Approved Counterparty, and (ii) is entered into before a Transaction is entered into between VIRNETX and the Approved Counterparty, then IPVALUE may request (and VIRNETX will not unreasonably withhold its consent) to treat such license as a Stop Notice with respect to the Approved Counterparty in which case (i) such Approved Counterparty shall be deemed excluded from the then-current list of Approved Counterparties, and (ii) IPVALUE shall be entitled to the applicable Stop Notice Fee (but not any Commissions) with respect to the Approved Counterparty. For avoidance of doubt, in such event, no Commissions or other amounts will be required to be paid to IPVALUE with respect to that Approved Counterparty under Section 9.5 or Schedule 2. For the further avoidance of doubt, IPVALUE will not be entitled to any Commission on a license with a third party that is not an Approved Counterparty.

4.3	If VIRNETX, in good faith and not to avoid payment of Commissions to IPVALUE, enters into an agreement to sell or assign more than 50% of the VIRNETX Patents to a non-Affiliate third party during the term of this Agreement, then IPVALUE may request (and VIRNETX will not unreasonably withhold its consent) to treat such sale or assignment as a Stop Notice with respect to the Approved Counterparties who have not yet entered into a Transaction, in which case (i) such Approved Counterparties shall be deemed excluded from the then-current list of Approved Counterparties, (ii) IPVALUE shall be entitled to the applicable Stop Notice Fees (but not any Commissions) with respect to such Approved Counterparties, and (iii) this Agreement will terminate. For avoidance of doubt, IPVALUE will not be entitled to any Commission on the sale or assignment of VIRNETX Patents.

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4.4	Unless otherwise expressly set forth herein, and subject to VIRNETX’s obligation to make payments to IPVALUE in accordance with the terms of this Agreement, nothing in this Agreement shall restrict VIRNETX from licensing, enforcing, selling, transferring, or conducting any other activities with respect to the VIRNETX Patents in its sole discretion. The fairness and reasonableness of the terms, as well as the benefits and risks, of any such Transaction for VIRNETX shall be solely determined by, and be the sole responsibility of, VIRNETX. Any litigation or other enforcement of the VIRNETX Patents shall be in the sole discretion of VIRNETX.

4.5	VIRNETX shall in any case remain solely responsible for the costs of defending and paying for any claims made against VIRNETX or its Affiliates by a third party alleging that VIRNETX or its Affiliates infringes a patent of the third party.

4.6	VIRNETX shall have sole discretion and control over the prosecution and maintenance of the VIRNETX Patents. VIRNETX shall keep IPVALUE reasonably apprised, from time to time during the term of this Agreement, of any newly issued VIRNETX Patents or the expiration or abandonment of existing VIRNETX Patents, as well as any changes in the validity or enforceability of the VIRNETX Patents, provided that in no event shall VIRNETX be obligated to disclose to IPVALUE any information in connection therewith that is legally privileged or the subject of a confidentiality obligation to a third party.

4.7	VIRNETX shall have the right to modify or terminate any Transaction in a manner which reduces or defers the expected Revenue under such Transaction; provided, however, that (i) VIRNETX agrees not to do so in bad faith for the primary purpose of avoiding payment of Commissions to IPVALUE under this Agreement and (ii) if VIRNETX modifies or terminates the Transaction for its own convenience, IPVALUE may request (and VIRNETX will not unreasonably withhold its consent) the same Commission as IPVALUE would have received if VIRNETX had not made such modifications or terminated the Transaction. For avoidance of doubt, any modification or termination shall not be deemed to be at VIRNETX’s convenience if it is done in connection with resolving a dispute with a third party or obtaining payments that otherwise might be withheld or subject to dispute or to facilitate another Transaction for which IPVALUE is entitled to a Commission.

4.8	VIRNETX shall procure that any obligations of VIRNETX regarding payment of Commissions shall also apply to and be binding upon any Affiliates of VIRNETX who are entitled to receive Revenue to the extent necessary to effect the intent of this Agreement.

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5.	PROPOSAL PROCESS

5.1	The parties shall work together to identify, within fifteen (15) business days of the Effective Date, up to ten (10) potential licensees to be approved by VIRNETX in writing as Approved Counterparties. Upon approval in writing by VIRNETX, each such potential licensee will be an Approved Counterparty. The parties further agree to update the list of Approved Counterparties from time to time to reflect the then current list of Approved Counterparties that have been approved in writing by VIRNETX.

5.2	Each party may at any time during the term of this Agreement submit a written proposal to the other party to add an Approved Counterparty to the list of Approved Counterparties.

5.3	Each party shall promptly review all such proposals submitted by the other party and shall advise the other party whether it approves or rejects each such proposal or amendment within thirty (30) Business Days after receipt of the proposal. If the other party has not received a response within such time, the proposal shall be deemed to have been rejected on such date. If the other party approves of the proposal, it shall provide written notice of such approval to the proposing party, in which case the proposed Approved Counterparty shall become an Approved Counterparty.

6.	STOP NOTICES

6.1	VIRNETX shall have the right, at any time and subject to the payment to IPVALUE of the Stop Notice Fee, to direct IPVALUE to cease any work or effort with respect to any Approved Counterparty, by written notice to IPVALUE ("Stop Notice"). Such Stop Notice shall become effective five (5) Business Days after receipt of such Stop Notice by IPVALUE. Either party may request a meeting with the other party to discuss the Stop Notice.

6.2	Representatives of IPVALUE and VIRNETX shall meet (in person or telephonically) within five (5) Business Days of a request by either party for a meeting to discuss a Stop Notice. In the event either party proposes an amendment to the strategy to license the Approved Counterparty, the other party shall give due consideration to the same and may accept or reject such amendment. Within two (2) days after such meeting, VIRNETX shall either withdraw or confirm the Stop Notice by providing written notice of the Stop Notice to IPVALUE, and if VIRNETX confirms the Stop Notice, IPVALUE shall cease efforts to license the Approved Counterparty; such third party shall be a VIRNETX Excluded Party (“VIRNETX Excluded Party”) and deemed excluded from the then-current list of Approved Counterparties until such time as that third party is again added as an Approved Counterparty in accordance with Section 5 of this Agreement; and, if not yet paid, VIRNETX shall pay the applicable Stop Notice Fee. Nothing herein prevents VIRNETX or its Affiliates from licensing or asserting the VIRNETX patents to or against any VIRNETX Excluded Parties.

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7.	AUDIT AND VERIFICATION

7.1	Each party shall keep records adequate to verify each report and payment to be made pursuant to this Agreement for three (3) full years following the submission of each such report and payment. The records shall be prepared and maintained on the basis of generally accepted accounting principles, consistently applied.

7.2	Each party shall also permit its books and records related to the amounts payable to the other party under this Agreement to be examined once during each calendar year upon reasonable notice during regular business hours at the location at which such books and records are usually kept by an independent auditor selected and paid for by the other party. The audited party shall render reasonable cooperation in the conduct of such audit. Such independent auditor shall not disclose to the other party any information other than that relating solely to the correctness of, or the necessity for, the reports and payments to be made pursuant to this Agreement.

7.3	In the event such audit discloses an underpayment due the party requesting the audit of more than ten percent (10%) for such audited period, the audited party shall pay to the other party in addition to the additional fees or sums due and any interest accrued thereon, the actual costs of the audit which shall not exceed the standard billing rates for the personnel performing such audit, as documented by the independent auditor's invoices to the party who requested the audit.

8.	LIABILITY AND WARRANTIES

8.1	NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE OF WHATEVER NATURE AS A RESULT OF THIS AGREEMENT OR BREACH HEREOF, WHETHER ANY SUCH DAMAGES ARE BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY, AND WHETHER OR NOT SUCH OTHER PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR EITHER PARTY’S INDEMNITY OBLIGATIONS HEREUNDER, AND EXCEPT FOR AMOUNTS PAYABLE BY EITHER PARTY UNDER ARTICLE 3 (INCLUDING BUT NOT LIMITED TO PAYMENT OF STOP NOTICE FEES), THE TOTAL LIABILITY OF EITHER PARTY TO THE OTHER FOR DAMAGES AS A RESULT OF BREACH OF THIS AGREEMENT SHALL NOT EXCEED TWO MILLION UNITED STATES DOLLARS ($2,000,000). NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING LIMITATIONS ON A PARTY’S LIABILITY SHALL NOT APPLY IN THE EVENT OF SUCH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

8.2	EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, NEITHER PARTY GIVES ANY WARRANTY OR REPRESENTATION OR AGREES TO UNDERTAKE ANY OBLIGATION, EXPRESS OR IMPLIED (BY STATUTE, COURSE OF DEALING, INSOLVENCY PRACTICE OR OTHERWISE). ALL SUCH WARRANTIES AND OBLIGATIONS ARE HEREBY EXCLUDED TO THE MAXIMUM PERMITTED BY LAW.

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8.3	Each party represents and warrants to the other party that it is duly incorporated or organized and validly existing as an entity under the laws of its jurisdiction or incorporation and has the requisite power and authority to enter into and perform this Agreement.

8.4	IPVALUE represents and warrants to VIRNETX that IPVALUE will perform all Commercialization Activities in accordance with applicable laws and the standards and practices of care, skill and diligence customarily observed by similar firms under similar circumstances.

8.5	IPVALUE represents and warrants that IPVALUE (i) will not make any representations, warranties, or guarantees regarding the VIRNETX Patents that have not been pre-approved by VIRNETX in writing, and (ii) will not enter into any agreements that purport to grant any rights under any VIRNETX Patents. IPVALUE agrees to defend, hold harmless, and indemnify VIRNETX for any claims made by any third party against VIRNETX to the extent such claims arise from a breach by IPVALUE of this Section 8.5 or a willful, knowing or grossly negligent breach of Section 2.4.

8.6	VIRNETX agrees to defend, hold harmless, and indemnify IPVALUE for any claims made by an Approved Counterparty against IPVALUE where the claim arises from a breach or misrepresentation by VIRNETX or its Affiliates in any Transaction.

9.	TERM AND TERMINATION

9.1	This Agreement shall commence on the Effective Date and continue in full force for three (3) years thereafter, unless extended or earlier terminated by mutual agreement of the parties. This Agreement will automatically renew for additional successive 1-year periods unless at least thirty (30) days before the end of the then-current term either party provides written notice to the other party that it does not want to renew.

9.2	The following early termination provisions shall apply:

(A)	If either party materially breaches this Agreement, the other party may terminate this Agreement by giving thirty (30) days’ prior written notice, provided that the matters set forth in such notice are not cured to the other party’s reasonable satisfaction within such thirty (30) day period.

(B)	VIRNETX may terminate this Agreement upon thirty (30) days’ notice upon a change of control of VIRNETX, including without limitation by way of a merger, acquisition, or sale of all or substantially all of VIRNETX’s assets to which this Agreement relates, provided that VIRNETX shall terminate under this subsection (B) if VIRNETX in good faith determines, as a result of such change of control, to discontinue pursuing licensing of the VIRNETX Patents under this Agreement;

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(C)	VIRNETX may terminate this Agreement immediately upon notice if IPVALUE has failed to achieve the Minimum Success Event; however, this termination right shall end once there is a Transaction.

(D)	Either party may terminate this Agreement without cause upon sixty (60) days’ notice and without further liability, except as set forth in this section 9.3 below.

9.3	With regard to termination of this Agreement pursuant to Section 9.2 above, the parties hereto agree as follows:

(A)	Upon any termination of this agreement, IPVALUE shall immediately cease all Commercialization Activities.

(B)	If VIRNETX terminates this Agreement pursuant to Section 9.2(B), IPVALUE may elect to treat such termination as a Stop Notice with respect to all then-current Approved Counterparties who have not yet entered into a Transaction, in which case the associated Stop Notice Fee as calculated under this Agreement as of the date of such termination shall be payable to IPVALUE. The foregoing represents VIRNETX’s sole liability and IPVALUE’s sole and exclusive compensation in the event VIRNETX terminates this Agreement pursuant to Sections 9.2(B), other than surviving Commissions payable to IPVALUE for Transactions closed prior to such termination. For avoidance of doubt, in such event, no Commissions or other amounts will be required to be paid to IPVALUE under Section 9.5 or Schedule 2 in the event VIRNETX or any of its Affiliates enters into any Transaction with an Approved Counterparty after the termination of this Agreement.

(C)	If VIRNETX terminates this Agreement pursuant to Sections 9.2(C) or 9.2(D), IPVALUE may elect to treat such termination as a Stop Notice with respect to all then-current Approved Counterparties who have not yet entered into a Transaction, in which case the associated Stop Notice Fee as calculated under this Agreement shall be payable to IPVALUE. The foregoing represents VIRNETX’s sole liability and IPVALUE’s sole and exclusive compensation in the event VIRNETX terminates this Agreement pursuant to Sections 9.2(C) or 9.2(D). For avoidance of doubt, in such event, no Commissions or other amounts will be required to be paid to IPVALUE under Section 9.5.

9.4	Except as expressly set forth herein, including without limitation Section 9.3 above, expiration or termination of this Agreement shall not affect the rights of the parties which have accrued prior to the date of expiration or termination (including but not limited to payment obligations accrued prior to expiration or termination for Transactions closed prior to expiration or termination). The following provisions shall survive expiration or termination of this Agreement for any reason: Articles 3, 7, 8, 10 (provided that the provisions of Article 10 shall expire five years after such expiration or termination of the Agreement), 11, 12 and 13, Section 4.5, 4.7, 9.3, 9.4 and 9.5, and Schedules 1 and 2. For the avoidance of doubt, IPVALUE’s right to continue receiving Commissions payable to IPVALUE for Transactions closed prior to termination will survive.

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9.5	Within one (1) year of the expiration of this Agreement, if VIRNETX or any of its Affiliates enters into any Transaction (including post-term Transactions) with an Approved Counterparty without any prior litigation with the Approved Counterparty and IPVALUE was actively involved in negotiations with that Approved Counterparty prior to such expiration, then such post-term Transaction shall be deemed a Transaction, and IPVALUE shall be entitled to its Commissions to which IPVALUE would have been entitled if the Agreement were still in force less any Stop Notice Fee paid to IPVALUE with respect to that Approved Counterparty.

10.	CONFIDENTIALITY

10.1	Each party (the “discloser”) may from time to time communicate certain confidential information to the other party (the “recipient”). The recipient shall not use or disclose any such confidential information, save as may be necessary to perform its rights and obligations pursuant to this Agreement.

10.2	The recipient shall not disclose any confidential information of the discloser to any third party without the discloser’s express approval, except to recipient’s employees, agents, and sub-contractors who have a need to know for purposes of this Agreement (and provided that any agents or sub-contractors of IPVALUE under this Agreement are approved in advance by VIRNETX). Recipient shall ensure that recipient’s employees, agents, and sub-contractors to whom any confidential information is disclosed are bound by confidentiality agreements to observe and perform the obligations set out in this Article 10. Each party shall be solely responsible for its employees’, agents’, and sub-contractors’ compliance with such obligations.

10.3	The obligations imposed by this Article 10 shall not apply to confidential information:

(A)	which is in or comes into the public domain through no fault of the recipient or its agents;

(B)	which is already known to the recipient at the time of disclosure by the disclosing party;

(C)	which the recipient lawfully learns or receives from some source other than directly or indirectly from the other party; or

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(D)	which the recipient can demonstrate has been independently developed by that party without reference to any confidential information of the other party.

10.4	Notwithstanding the other provisions of this Article 10, a party may disclose confidential information:

(A)	if and to the extent required by law or ordered by any judicial, quasi-judicial or regulatory authority (including without limitation relevant stock exchange or exchanges) and in such case that party shall consult with the other party in advance of such disclosure and on the manner of such disclosure; and

(B)	to its professional advisers, investors, auditors and bankers provided that in the case of all such parties save for retained lawyers, such disclosure is subject to obligations of confidentiality no less onerous than those set out in this Article 10.

10.5	Notwithstanding the other provisions of this Article 10, each party shall be permitted to:

(A)	disclose the existence of this Agreement to any Approved Counterparty;

(B)	disclose the existence of this Agreement to any current or prospective client of IPVALUE;

(C)	refer to the existence of this Agreement in any marketing or other promotional information relating to such party's business; and

(D)	represent, solely to an Approved Counterparty, that IPVALUE has the right to conduct the activities contemplated by this Agreement, subject to the terms of this Agreement.

11.	NOTICES

11.1	Any notice required or authorized to be given under this Agreement shall be served personally or be sent by FedEx Next Day or equivalent service to the relevant address as set out below for the attention of the individual as set out below; provided, however, that except for notices provided or required pursuant to Section 9.2, notice provided by E-mail to the relevant address as set out below shall be sufficient to constitute notice if and when the recipient acknowledges receipt of such notice by E-mail:

Name	Address	E-mail
For IPVALUE: Keith Wilson, Sr. Vice President, Legal, IPVALUE Management, Inc.	3945 Freedom Circle, Suite 900, Santa Clara, CA 95054	keith.wilson@IPVALUE.com

For VIRNETX: Sameer Mathur Vice President, Corporate Development and Marketing	308 Dorla Court, Zephyr Cove, Nevada	Sameer_Mathur@virnetx.com

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provided that a party may change its notice details by giving notice to the other party in accordance with this Section.

12.	DISPUTE RESOLUTION

12.1	The parties shall, in good faith, attempt to resolve any dispute or difference which may arise between them under this Agreement (“Dispute”) by meeting to discuss and identify a resolution of the Dispute. The above meeting shall be held in a timely matter after one party has given written notice to the other party that a Dispute has arisen. If the Dispute has not been resolved within forty (40) Business Days of the meeting, either party may initiate binding arbitration as provided in this Section. For purposes of clarity, a dispute concerning the validity, scope, infringement or essentiality of a VIRNETX Patent or a patent claim thereof shall not be deemed a dispute arising under this Agreement and shall not be required to be resolved in accordance with this Section 12. For further clarity, any such dispute will not be required to be resolved by binding arbitration, and matters concerning the validity, scope, infringement or essentiality of any VIRNETX Patent or a patent claim will not be the subject of any discovery, testimony, or hearing in any arbitration.

12.2	Unless otherwise agreed, any arbitration of any Dispute shall be conducted on a confidential basis under the then current commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted before a panel of three arbitrators in San Jose, California, pursuant to the substantive law of the State of New York (excluding the conflicts of laws principles of that State). Each party shall appoint an arbitrator; the two appointed arbitrators together shall select the third arbitrator who shall be the panel chairperson. The determinations of the arbitrators in such arbitration shall be binding on the parties. All arbitration fees and costs shall be shared equally by the parties. The judgment upon the award rendered by the arbitrators may be entered and enforced in any court of competent jurisdiction and the parties agree to make themselves subject to that jurisdiction for the limited purpose of enforcing the judgment.

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12.3	Notwithstanding anything in this Agreement, no party shall be precluded from seeking provisional remedies in the courts of any jurisdiction including, but not limited to, temporary restraining orders and preliminary injunctions, to protect its rights and interests, but such proceedings shall not be used as a means of delaying or avoiding the dispute resolution process set out in this Agreement.

13.	MISCELLANEOUS

13.1	To the extent permissible under applicable law, VIRNETX agrees, during the term of this Agreement and for one (1) year thereafter, that VIRNETX shall not directly or indirectly solicit or entice away from the employment of IPVALUE any of the employees of IPVALUE directly involved in the provision of the services to VIRNETX under this Agreement, except for those that answer a public advertisement which is not specifically aimed at the employees of IPVALUE. Without limiting the foregoing, to the extent permissible under applicable law, if VIRNETX hires an employee of IPVALUE during the term of this Agreement who is directly involved in the provision of the services to VIRNETX under this Agreement, then IPVALUE may request VIRNETX to pay fair compensation to IPVALUE and the parties agree to discuss such compensation in good faith.

13.2	Any amount properly due from one party to the other pursuant to this Agreement and remaining unpaid after the date when payment was due shall bear interest. The interest shall accrue monthly and shall be calculated (whether before or after judgment) at the rate per annum equal to LIBOR plus 4% (four percent) from the date when payment was due until the amount due is actually received by the payee.

13.3	Each party shall co-operate with the other and make commercially reasonable efforts to execute and deliver to the other such instruments and documents and take such other actions as may be reasonably requested from time to time in order to evidence and confirm the rights of the requesting party and to enable the requesting party to carry out such party’s obligations under this Agreement.

13.4	No exercise or failure to exercise a right under this Agreement or otherwise or to invoke a remedy will constitute a waiver of that right and remedy by the relevant party.

13.5	No party shall assign or transfer any or all of its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any attempt to assign this Agreement without such consent will be null and void. Notwithstanding the foregoing, VIRNETX may assign this Agreement and the rights and obligations hereunder without the prior written consent of IPVALUE in connection with a merger, acquisition, or sale of all or substantially all of VIRNETX’s assets to which this Agreement relates or the VIRNETX Patents.

13.6	If any one or more of the provisions contained in this Agreement shall be declared or become unenforceable, invalid or illegal for any reason whatsoever, the other terms and provisions of this Agreement shall remain in full force and effect as if this Agreement had been executed without such part and the parties shall negotiate in good faith to agree on an enforceable, valid and legal replacement part that most nearly effects the parties’ original intent with respect to the provision declared or that became unenforceable, invalid or illegal.

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13.7	The parties acknowledge and agree that as to each other they are independent contractors. Nothing set forth in this Agreement shall be construed or claimed as constituting the parties as partners, joint-venturers or create any fiduciary relationship or other form of legal association except as expressly set forth in this Agreement. Unless otherwise expressly provided in this Agreement, IPVALUE shall be entitled to perform its obligations and exercise its powers pursuant to this Agreement in such a manner as it may decide.

13.8	The headings in this Agreement are for convenience only and shall not affect its interpretation. The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules. Any list or examples following the word "including" shall be interpreted without limitation to the generality of the preceding words.

13.9	This Agreement (including the Schedules) constitutes the entire understanding between the parties in respect of the subject matter of this Agreement and supersedes and extinguishes all prior undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing relating thereto. No party shall have any liability in respect of any representations or undertakings relating thereto (unless fraudulently made) which are not expressly set out or referred to in this Agreement.

13.10	No amendment or modifications of this Agreement or waiver of the terms or conditions thereof shall be binding upon any party unless agreed upon in writing and signed by authorized representatives of all parties.

13.11	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument. Such counterparts may be exchanged by fax, or scanned and exchanged by electronic mail, but shall be effective upon receipt of fax/electronic mail as applicable. The Parties agree that facsimile or electronic copies of signatures shall be deemed originals for all purposes hereof and that either Party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.

13.12	The validity, construction, and performance of this Agreement and any dispute between the parties relating thereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York (excluding the conflicts of laws principles thereof).

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representative and to be made as of the Effective Date, intending to be fully bound thereby.

VIRNETX INC.		IPVALUE MANAGEMENT, INC.

By	/s/ Sameer Mathur	By	/s/ Paul A. Seaman

Name: Sameer Mathur		Name: Paul A. Seaman
Title: VP of Corporate Development & Product Marketing		Title: Sr. Vice President
Date: May 8, 2015		Date: May 8, 2015

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SCHEDULE 1
Treatment of Costs and Revenues

“Deemed Revenue” means the value of any valuable non-cash consideration provided by a third party pursuant to a Transaction, but solely if such non-cash consideration and the value thereof has been mutually agreed to in writing between VIRNETX and IPVALUE prior to entering into such Transaction.

“Litigation Expenses” means legal fees, expenses and costs incurred by VIRNETX or their Affiliates to pursue or support any lawsuit, arbitration, or legal proceedings (including without limitation any patent office proceedings or ITC actions) to enforce one or more of the VIRNETX Patents or any Licenses with an Approved Counterparty. Litigation Expenses include, by way of example, attorney fees and costs, expert witness fees, and transportation expenses.

 “Revenue” means any cash or cash equivalents received by, or credited to, VIRNETX (including any Affiliate of VIRNETX) pursuant to any Transaction granting a License under VIRNETX Patents to an Approved Counterparty, that are specifically attributable to the royalties or other fees or payments for such License and excluding amounts (i) attributable to any products, services, or rights other than the License included in the Transaction; or (ii) that are withheld by the counterparty to the Transaction on account of taxes (e.g. withholding taxes). “Revenue” also includes Deemed Revenue to the extent that the parties mutually agree in writing to include such Deemed Revenue as Revenue under this Agreement prior to entering into the Transaction. The phrase “received by” as used in this Section includes, without limitation, where VIRNETX requires or permits the counterparty to the Transaction to make or provide the payments or credits to a person or entity other than VIRNETX. In determining Revenue, the following will be taken into account as set forth below:

(a) VIRNETX is not required to include Conditional VIRNETX Patents (as defined in Section 1.2) as part of the VIRNETX Patents Licensed in a Transaction under this Agreement. If VIRNETX nonetheless includes Conditional VirnetX Patents in such Transaction, the payments for the license to the Conditional VirnetX Patents will be included for purposes of determining Revenue for that Transaction other than amounts paid to a third party in order to include any Conditional VirnetX Patents that may be added to this Agreement by VIRNETX after the Effective Date (if any).

(b) Transactions do not include, and Commissions shall not apply to, the sales of VIRNETX Patents by VIRNETX. However, if a Transaction that is primarily a License includes the incidental sale or grant of exclusive rights for a VIRNETX Patent to the Approved Counterparty, then such sale or grant of exclusive rights will not be used as a basis for reducing the Revenue attributable to the License for such Transaction unless such reduction has been mutually agreed to in writing between VIRNETX and IPVALUE prior to entering into such Transaction.

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(c) If a Transaction also includes a license or equivalent rights under the VIRNETX Patents to Affiliates of an Approved Counterparty or includes a release for past infringement of the VIRNETX Patents to an Approved Counterparty or its Affiliates, those rights will be considered part of the License for purposes of determining Revenue attributable to the License for that Transaction.

“Third Party Expenses” means third party expenses, other than Litigation Expenses, incurred by IPVALUE or its Affiliates in support of its activities under this Agreement, including without limitation reverse engineering expenses, outside expert fees and expenses, and travel expenses.

“Transaction” means any definitive written agreement or related set of definitive written agreements, between VIRNETX (or its designee) and an Approved Counterparty (or its wholly owned subsidiary), that has been duly executed and delivered by both VIRNETX (or its designee) and the Approved Counterparty (or its wholly owned subsidiary), that expressly grants a License to the Approved Counterparty and generates Revenue or Deemed Revenue as a result of granting the License, provided that such transaction or agreement or related set of agreements is entered into during the term of this Agreement or is entered into within one year after the term of this Agreement if Section 9.5 or Schedule 2 of this Agreement provides for such post-term transaction or agreement or set of agreements to be deemed a Transaction.

Section S1.1       Within thirty (30) Business Days after VIRNETX receives any Revenue, and unless VIRNETX has paid the Stop Notice Fee with respect to the applicable Approved Counterparty, VIRNETX shall distribute such funds as follows:

(i)	If the Revenue is generated as part of settlement of patent enforcement litigation against an Approved Counterparty or its Affiliate, then VIRNETX shall deduct any amounts, including without limitation any reimbursable costs, that are payable to Science Applications International Corporation.(“SAIC”) or its designees based on such Revenue pursuant to the existing agreement between SAIC and VIRNETX, a copy which agreement shall be provided to IPVALUE within thirty (30) days after the Effective Date; as used in this Schedule 1, “litigation” includes without limitation any action, suit or proceeding (including without limitation any ITC action or district court action, but excluding patent office proceedings);

(ii)	If the Transaction is entered into after the commencement of any litigation between VIRNETX or its Affiliate and the Approved Counterparty or its Affiliate, then VIRNETX shall also deduct any Litigation Expenses incurred by VIRNETX and its Affiliates with respect to such litigation through the date of receipt of the Revenue, and then reimburse IPVALUE for any reasonable expenses incurred by IPVALUE in responding to third-party subpoenas with respect to such litigation;

(iii)	Out of any remaining Revenue,:

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(1)            if the Transaction is entered into without any prior litigation with the Approved Counterparty, and

(A)            the Transaction is entered into on or before the one-year anniversary of this Agreement, then VIRNETX shall pay to IPVALUE a Commission equal to twenty-five percent (25%) of such remaining Revenue;

(B)            the Transaction is entered into after the one-year anniversary but on or before the two-year anniversary of the date the Approved Counterparty is added to the list of Approved Counterparties that has been approved in writing by VIRNETX, then VIRNETX shall pay to IPVALUE a Commission equal to twenty percent (20%) of such remaining Revenue; and

(C)            the Transaction is entered into after the two-year anniversary of the date the Approved Counterparty is added to the list of Approved Counterparties that has been approved in writing by VIRNETX, then VIRNETX shall pay to IPVALUE a Commission equal to fifteen percent (15%) of such remaining Revenue;

(2)            if the Transaction is entered into after the commencement of any litigation between VIRNETX or its Affiliate and the Approved Counterparty or its Affiliate, then VIRNETX shall pay to IPVALUE a Commission equal to ten percent (10%) of the portion of such remaining Revenue that is cash or cash equivalents received by VIRNETX (or its Affiliates).

(3)            For each fifty million US dollars ($50,000,000 USD) of such remaining Revenue aggregated across all Transactions, VIRNETX shall also pay IPVALUE a performance bonus of two million five hundred thousand US dollars ($2,500,000 USD).

Section S1.2       IPVALUE shall provide a report to VIRNETX within thirty (30) days after every calendar quarter including expenses incurred in responding to third-party subpoenas through the end of the calendar quarter, and shall account for any reimbursement of such amounts that have been made.

Section S1.3       Commissions shall be payable to IPVALUE when monies are received by VIRNETX (e.g., if the Approved Counterparty makes installment payments to VIRNETX, IPVALUE will be paid its Commission within thirty (30) days after VIRNETX receives each installment payment). No Commissions shall be due for a Transaction entered into more than one year after the termination of the Agreement. Any performance bonus payable under Section S1.1(3) shall be payable within thirty (30) days from the date VIRNETX’s revenue collections across all Transactions exceed the relevant $50 million threshold.

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Section S1.4       Except as expressly set forth above, IPVALUE shall bear its own expenses (including any and all Third Party Expenses incurred by IPVALUE) and the payment of the Commission or the Stop Notice Fee, as applicable, shall be IPVALUE’s sole compensation under the Agreement.

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SCHEDULE 2
Stop Notice Fee

The Stop Notice Fee shall consist of the sum of the First Termination Fee Component and the Second Termination Fee Component (each as defined below).

The first component (the “First Termination Fee Component”) shall consist of any Third Party Expenses actually incurred by IPVALUE and directly attributable to the pursuit of a Transaction with the relevant Approved Counterparty, multiplied by 125% (adjusted to deduct Shared Expenses already reimbursed).

The second component (the “Second Termination Fee Component”) shall be a multiple of the Base Termination Fee. The “Base Termination Fee” means the actual internal cost of IPVALUE incurred in furtherance of and directly attributable to the efforts to license such Approved Counterparty (including without limitation time expended to assess the opportunity, mine the VIRNETX portfolio, develop claim charts, conduct negotiations, etc.) that have been reasonably incurred for activities approved by VIRNETX, but excluding any amounts attributable to licensing efforts with respect to any other third party. The Second Termination Fee Component shall be as determined based upon the status of the work and negotiations relating to the Approved Counterparty at the time IPVALUE is first directed in writing by VIRNETX to cease pursuing such Approved Counterparty.

IPVALUE shall keep records adequate to verify the amounts of the Third Party Expenses and internal costs incurred for three (3) full years following the date such costs or expenses were incurred. IPVALUE shall report to VIRNETX, upon reasonable request, complete records of the Third Party Expenses and the costs comprising the basis of the Second Termination Fee Component for each Approved Counterparty, as well as the ‘multiplier’ that would be applicable, based on the stage. The applicable stage generally shall be as reported by IPVALUE to VIRNETX pursuant to IPVALUE’s reporting obligations under the Agreement.

For purposes of determining the Base Termination Fee, IPVALUE shall use the following rates for its personnel: a) three hundred dollars ($300) per hour for each negotiator or attorney; and b) two hundred dollars ($200) per hour for any other professional personnel (e.g. technical staff and financial researchers and analysts).

For purposes of clarity, the Stop Notice Fees with respect to any given Approved Counterparty are not cumulative, i.e., IPVALUE shall only be entitled to the Stop Notice Fee corresponding to the highest applicable stage and not any other stage. By way of example, if IPVALUE is entitled to Stage 5 Stop Notice Fee for an Approved Counterparty, then IPVALUE shall not also be entitled to Stop Notice Fees corresponding to Stages 1 through 4 with respect to that Approved Counterparty.

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Stage	Activity	Compensation
1.	After proposal approved by VIRNETX	First Termination Fee Component plus Base Termination Fee

2.	First Draft Technical Presentation evidencing Use of Patent (“claim chart”) Delivered to and approved by VIRNETX	First Termination Fee Component plus 2 times the Base Termination Fee

3.	First letter sent to Approved Counterparty	First Termination Fee Component plus 2 times the Base Termination Fee

4.	Received first financial proposal from Approved Counterparty	First Termination Fee Component plus 3 times the Base Termination Fee)

5.	Received first financial offer from Approved Counterparty in excess of the minimum pricing guidelines previously provided to IPVALUE by VIRNETX	First Termination Fee Component plus 4 times the Base Termination Fee)

6.	Agreement reached on all material terms and VIRNETX actually enters into a Transaction on those terms prior to or within one (1) year after the issuance of the Stop Notice
Commission that would have been paid to IPVALUE if no Stop Notice had been issued with respect to that Approved Counterparty as set forth in the last paragraph of this Schedule 2, less any Stop Notice Fee paid to IPVALUE with respect to that Approved Counterparty

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Notwithstanding the foregoing, except with respect to a Stage 6 Stop Notice, the maximum Stop Notice Fee for a Stop Notice for any single Approved Party shall be five hundred thousand United States Dollars (US$500,000) (“Maximum Stop Notice Fee”), unless VIRNETX has previously agreed in writing to a higher maximum for the Stop Notice Fee.

Notwithstanding the issuance of a Stop Notice, if IPVALUE was actively involved in negotiations with that Approved Counterparty prior to the Stop Notice and such negotiations had at least reached to Stage 4 as set forth in this Schedule 2, IPVALUE shall be entitled to its Commission on any Transaction (including post-term Transactions) entered into within one (1) year after the issuance of the Stop Notice with the Approved Counterparty that is the subject of the Stop Notice (less any Stop Notice Fee paid in connection with the Stop Notice).

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Schedule 3
Performance Criteria

For each Approved Counterparty of this Agreement:

1.	By the four-month anniversary of the party being added to the list of Approved Counterparties, a notice letter has been sent to the Approved Counterparty

2.	By the six-month anniversary of the party being added to the list of Approved Counterparties, IPVALUE has contacted the Approved Counterparty to initiate license discussions

3.	By the one-year anniversary of the party being added to the list of Approved Counterparties, IPVALUE has shared a first financial proposal with the Approved Counterparty and begun technical and business discussions

4.	By the two-year anniversary of the party being added to the list of Approved Counterparties, IPVALUE has received a financial proposal from the Approved Counterparty